Exhibit 4.3

Execution Version

PLEDGE AND SECURITY AGREEMENT

This PLEDGE AND SECURITY AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”) dated as of December 19, 2006 by and between Acquicor Technology, Inc., a Delaware corporation (the “Grantor”) and U.S. Bank National Association, a banking association, acting in the capacity of collateral agent for the benefit of the Secured Parties (as defined below) (the “Collateral Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the Indenture (as hereinafter defined)

RECITALS:

WHEREAS, Grantor and U.S. Bank National Association, as trustee (the “Trustee”), have entered into that certain Indenture dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Indenture”), pursuant to which the Grantor is issuing on the date hereof $145,000,000 in aggregate principal amount of its 8% Convertible Senior Notes due December 31, 2011 (the “Notes”);

WHEREAS, the Grantor, the Collateral Agent, the Trustee and U.S. Bank National Association, as escrow agent (the “Escrow Agent”) have entered into that certain Escrow Agreement dated as of the date hereof (as amended, supplemented, restated or otherwise modified from time to time, the “Escrow Agreement”), pursuant to which the Grantor has placed the gross proceeds of the Notes into a securities account (the “Pledge Account”) maintained at the Securities Intermediary’s account office located at 60 Livingston Avenue, St. Paul, MN 55107, registered in the name of the Grantor, as entitlement holder, and designated as Account No. 108067001, Reference: “Acquicor 8% Convertible Senior Notes”;

WHEREAS, as security for the full and final payment and performance of the Secured Obligations (as defined below), the Grantor has entered into this Agreement, pursuant to which the Grantor will grant a security interest in or pledge the Collateral (as defined below), which Collateral is governed by the terms of the Escrow Agreement; and

WHEREAS, the Grantor will direct the Escrow Agent to deliver control of the Collateral to the Collateral Agent and to otherwise take such actions Collateral Agent may reasonably require to provide the Collateral Agent with a perfected security interest in the Collateral.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, the Grantor and Collateral Agent agree as follows:

1.  DEFINITIONS. All capitalized terms used herein without definition shall have the meanings given to such terms in the Indenture. As used herein, “UCC” means the Uniform Commercial Code as enacted and in effect in the State of New York. Terms defined in the UCC and not otherwise defined herein have the meanings specified in the UCC. The term “instrument,” as used herein, means “instrument” as defined in Article 9 of the UCC. The following terms shall have the meanings set forth below:

“Control Agreement” shall mean the Securities Account Control Agreement dated as of the date hereof among the Grantor, the Collateral Agent and the Securities Intermediary, in form and substance satisfactory to the Collateral Agent, and any amendment, modification, supplement or restatement thereof.

“Initial Purchasers” shall mean CRT Capital Group LLC and Needham & Company, LLC or such other subsequent holders of the Notes.

“Securities Intermediary” shall mean U.S. Bank National Association, a national banking association, acting in the capacity of securities intermediary.

“Secured Parties” shall mean the Initial Purchases and any subsequent Holders.

2.  THE SECURITY INTEREST. In order to secure the payment and performance in full of all the Secured Obligations (as hereinafter defined), the Grantor hereby pledges and grants to the Collateral Agent a continuing security interest in, and collaterally assigns to the Collateral Agent its interest in, the following properties, assets and rights of the Grantor, wherever located, whether now owned or hereafter acquired or arising (all of the same being hereinafter called, collectively, the “Collateral”):

(a)  Pledge Account. The Pledge Account itself, all rights of the Grantor against the Securities Intermediary or any clearing broker for the Securities Intermediary in connection with the Pledge Account, and all securities, stocks, bonds, mutual fund shares, United States Treasury instruments and other investment property and financial assets now or hereafter reflected as maintained in the Pledge Account, together with any and all proceeds, replacements or substitutions therefore and including without limitation, the following types of assets maintained in the Pledge Account (collectively, the “Pledged Securities”):

(i)  Securities. (A) All securities, certificated or uncertificated, including without limitation all stocks, bonds, U.S. Treasury bills or instruments, securities entitlements, certificates of deposit or other time deposits, and investment company or other mutual or money market fund shares, in each case now or hereafter owned by the Grantor or by third parties who have authorized the Grantor to pledge such securities for indebtedness outstanding to the Grantor and which now are or hereafter may be maintained in or credited to the Pledge Account; and (B) any security entitlements and any and all assets or property from time to time credited to the Pledge Account, including without limitation any cash deposits and any other assets of the types described in clause (A) above, evidenced or appearing on the books and records of the Securities Intermediary, including without limitation items in transit by mail or carrier or in the possession of any third party (including any Federal Reserve Bank) acting for safekeeping, as agent for collection or transmission, or otherwise;

(ii)  Instruments. All instruments, whether negotiable or non-negotiable, tangible or in electronic form, made payable to or endorsed to the Grantor or in which the Grantor has an interest, including without limitation, due bills, dividend payment claims, checks and other writings of every kind or description evidencing a right to the payment of money however established or created and which now are or hereafter may be maintained in or credited to the Pledge Account;

(iii)  Other Property. All other property of any kind, tangible or intangible, of the Grantor maintained in or comprising the Pledge Account at any time or from time to time, including without limitation all deposit accounts, securities accounts, cash, documents, letter of credit rights, advices of credit, warehouse or other receipts, insurance claims and proceeds, chattel paper (tangible or electronic), contract rights or rights to the payment of money;

(b)  Rights and Remedies. All remedies and privileges pertaining to the Collateral, subject to the terms hereof; and

(c)  Proceeds. All proceeds of every kind or nature, and in whatever form (including both cash and non-cash) received now or in the future upon the sale or other disposition of the Collateral, including without limitation insurance proceeds, all cash payments or other property received as dividends, interest, or other proceeds, distribution rights or accretions of any kind, and any and all cash or non-cash property received in exchange for or in respect of any of the above described Collateral pursuant to any sale, disposition, merger, reorganization, exchange, stock split, dividend, distribution or similar event or transaction.

The foregoing Collateral shall be treated as “financial assets” as defined in Article 8 of the UCC and shall include all “investment property” as defined in Article 9 of the UCC.

3.  OBLIGATIONS. The Grantor hereby agrees that the Collateral shall be security for the prompt and complete payment or performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise of any and all obligations and liabilities of every kind, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, under or in connection with the Notes, the Indenture or this Agreement (all of the foregoing, the “Secured Obligations”).

4.  RIGHTS AND DUTIES AS TO COLLATERAL.

(a)  The Collateral Agent hereby agrees that it shall only deliver a Notice of Exclusive Control (as defined in the Control Agreement), or give to the Securities Intermediary any entitlement orders and other instructions as to the transfer, redemption, withdrawal, disposition or investment of any of the Collateral, after the occurrence and continuance of an Event of Default.

(b)  The Collateral Agent may at any time collect and receive, and at its option apply to the Secured Obligations after the occurrence and continuance of an Event of Default, any distribution in cash or otherwise payable with respect to the Collateral and may demand, sue for, receive and collect or make any compromise or settlement with reference to any Collateral. At its option, the Collateral Agent may pay for insurance for the Collateral and any charges, taxes, assessments, liens, and other reasonable expenses as it deems reasonably desirable to protect, maintain, preserve or collect the Collateral and all such expenses incurred will be chargeable to the Collateral. The Collateral Agent, at any time, may have the Collateral transferred into its name or that of a nominee and receive the income thereon and notify the obligor(s) on any Collateral to make payments due, or to become due, directly to the Collateral Agent. For the purpose of perfecting the Collateral Agent’s security interest in the Collateral, the Grantor will hold the Collateral in the Pledge Account subject to the Control Agreement. In order to perfect its security interest in the Collateral, the Collateral Agent may register the pledge of any such Collateral with its issuer by sending them a copy of this Agreement; notify a financial intermediary (including itself), a clearing corporation or third person of its security interest by sending them a copy of this Agreement; or transfer US government securities recorded on its books in the name of the Grantor to the Collateral Agent’s own account or that of a nominee. Beyond the exercise of reasonable care to assure the safe custody of Collateral, the Collateral Agent shall be under no duty or liability to collect the Collateral or the income thereon or to protect or preserve rights pertaining thereto, and shall be relieved of all responsibility for the Collateral upon surrendering it to the Grantor. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of any Collateral in its possession if the Collateral Agent accords such Collateral treatment substantially equal to that which the Collateral Agent accords to its own property. The Grantor agrees to indemnify and hold the Collateral Agent harmless against any loss or damage the Collateral Agent may suffer and any expense it may incur or claim asserted against it as a result of dealing with the Collateral or any other action it may take in reliance upon any provision of this Agreement except for any such portion of any such loss or damage caused solely by reason of the Collateral Agent’s gross negligence or willful misconduct. Upon demand, the Grantor will pay to the Collateral Agent the amount of any and all reasonable out-of-pocket expenses which the Collateral Agent may incur in connection with (i) the exercise or enforcement of any of the rights of the Collateral Agent under this Agreement or (ii) the failure by the Grantor to perform or observe any of its agreements or obligations under this Agreement.

(c)  Anything herein to the contrary notwithstanding, the Grantor shall remain liable under each contract or agreement comprised in the Collateral to be observed or performed by the Grantor thereunder. The Collateral Agent shall not have any obligation or liability under any such contract or agreement by reason of or arising out of this Agreement or the receipt by the Collateral Agent of any payment relating to any of the Collateral, nor shall the Collateral Agent be obligated in any manner to perform any of the obligations of the Grantor under or pursuant to any such contract or agreement, to make inquiry as to the nature or sufficiency of any payment received by the Collateral Agent in respect of the Collateral or as to the sufficiency of any performance by any party under any such contract or agreement, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to the Collateral Agent or to which the Collateral Agent may be entitled at any time or times.

(d)  With respect to any Collateral consisting of securities, whether certificated or uncertificated, or other investment property now or hereafter held by the Grantor through the Securities Intermediary, the Grantor shall cause the Securities Intermediary, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, to agree to comply with entitlement orders or other instructions from the Collateral Agent to the Securities Intermediary as to such securities or other investment property, without further consent of the Grantor, in accordance with and pursuant to the terms of the Control Agreement. In order to perfect its security interest in the Collateral, the Collateral Agent may transfer U.S. government securities recorded on its books in the name of the Grantor to the Collateral Agent’s own account or that of a nominee.

(e)  The parties hereto hereby agree that so long as no Event of Default has occurred, the Grantor, through the Escrow Agent, shall be permitted to invest the Collateral pursuant to the terms set forth in the Escrow Agreement.

5.  REPRESENTATIONS, WARRANTIES, AND COVENANTS OF THE GRANTOR. The Grantor hereby represents, warrants, and covenants as follows:

(a)  The Grantor is the legal and equitable owner of the Collateral and holds the Collateral free and clear of all liens, charges, encumbrances and security interests of every kind and nature whatsoever except for the security interest granted hereunder to the Collateral Agent; provided, however, that the Collateral is governed by the terms of the Escrow Agreement. The Grantor has good right and legal authority to assign, deliver and/or create a security interest in the Collateral and shall defend its title to the Collateral against all claims of all other persons or entities. The Grantor (i) shall be solely responsible for the payment of, and shall promptly pay and discharge, or shall cause to be paid and discharged, all taxes, assessments and other governmental charges or levies, liens, premiums and other charges imposed upon the Collateral or upon the income from the Collateral, (ii) shall file in a timely manner all tax returns and reports required to be filed in connection therewith and (iii) shall indemnify and hold the Collateral Agent harmless from and against all such taxes, assessments and other governmental charges or levies (including interest and penalties) and all costs and expenses incurred by the Collateral Agent in connection therewith. The Grantor further agrees not to assign this Agreement, not to assign, lease or grant any option or similar right with respect to, any of the Collateral or any part thereof, and not to create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance upon, any of the Collateral, or enter into any agreement preventing it from encumbering any the Collateral, other than pledges and security interests in favor of the Collateral Agent.

(b)  The Grantor agrees to deliver to the Securities Intermediary and place under the Collateral Agent’s control any and all stock dividends, warrants, options, rights, substituted shares or other securities distributed on account of the Collateral or received on account of the exercise by the Grantor of any option, warrant or right appertaining to any security constituting part of the Collateral. In case such a distribution of stock dividends, warrants, options, rights, substituted shares or other securities is made directly to the Collateral Agent, the Grantor will execute such assignments and other documents as the Collateral Agent may require in order to adequately make such distribution part of the Collateral hereunder.

(c)  The Grantor represents and warrants that the Escrow Agent is authorized on behalf of the Grantor to purchase assets for, and invest and dispose of assets in the Pledge Account, to give instructions with respect to the purchase, investment or disposition of any assets in the Pledge Account and take all other actions with respect to the Pledge Account in accordance with the terms of the Escrow Agreement. The Grantor agrees to be bound by any action taken by the Escrow Agent in connection therewith and covenants that it will not revoke the authority of the Escrow Agent to take the foregoing actions without also providing prior written notice to the Collateral Agent of such revocation. Until such time as the Collateral Agent receives an effective written notice from the Grantor that the Grantor has revoked the Escrow Agent’s authority as set forth herein, the Collateral Agent shall at all times be entitled to rely on all instructions, requests and actions of the Escrow Agent as if such instructions, requests and/or actions were being made directly by the Grantor, and the term “Grantor” shall, for such purposes, include the Escrow Agent acting on the Grantor’s behalf.

(d)  The Grantor covenants and agrees to execute and deliver such additional instruments and take such further action as the Collateral Agent may reasonably request solely to effect the purpose of this Agreement and the other Offering Documents, including without limitation, causing the Escrow Agent or the relevant issuer of any securities to be included as Collateral from time to time and/or other required parties (including transfer agents and securities intermediaries) to execute and deliver to the Collateral Agent such control agreements, letters of direction or other documents or agreements as the Collateral Agent may reasonably require in order to perfect (including by control) its security interest in the Collateral.

(e)  Except as the Collateral Agent may otherwise permit in its discretion and with respect to which there are in effect appropriate control agreements or other documents as the Collateral Agent may from time to time require, all Collateral will be maintained with the Collateral Agent, the Securities Intermediary or the Escrow Agent, subject to the Control Agreement and the Escrow Agreement as applicable.

6.  ATTORNEY-IN-FACT. The Collateral Agent, its successors and assigns and any duly authorized officer thereof are hereby irrevocably appointed by the Grantor as the Grantor’s attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor or otherwise, from time to time in the Collateral Agent’s reasonable discretion at any time to take any and all action and to execute any instrument or other assurance which the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including: (a) to ask, demand, collect, sue for, recover, compromise, receive and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral; (b) to receive, endorse and collect any drafts or other instruments in connection with clause (a); (c) to execute and do all such assurances, acts and things which the Grantor is required to do under the covenants and provisions of this Agreement; and (d) to take any and all actions as the Collateral Agent may reasonably determine to be necessary or advisable for the purpose of establishing, maintaining, preserving or protecting the security interest constituted by this Agreement or any of the rights, remedies, powers or privileges of the Collateral Agent under this Agreement. To the extent permitted by law, the Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof. This power of attorney is a power coupled with an interest and shall be irrevocable. Without limiting the foregoing, the Collateral Agent is hereby authorized to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral as assets of the Grantor subject to the Collateral Agent’s lien and security interest, regardless of whether any particular asset comprising the Collateral falls within the scope of Article 9 of the Uniform Commercial Code of the jurisdiction in which the financing statement is filed, with such Collateral description used by the Collateral Agent to have the most encompassing definition applicable under Article 9 of the Uniform Commercial Code of the applicable jurisdiction and consistent with the intent of this Agreement, and (b) provide any other information required by part 5 of Article 9 of the Uniform Commercial Code of any jurisdiction for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Grantor is an organization or individual, the type of organization and any organizational identification number issued to the Grantor. The Grantor agrees to furnish any such information to the Collateral Agent promptly upon the Collateral Agent’s request. The Grantor also ratifies its authorization for the Collateral Agent to have filed in any Uniform Commercial Code jurisdiction any like initial financing statements or amendments thereto if filed prior to the date hereof.

7.  RIGHTS WITH RESPECT TO COLLATERAL AFTER AN EVENT OF DEFAULT. Upon the occurrence and during the continuation of an Event of Default, all rights of the Grantor to exercise any voting and other consensual rights which it would otherwise be entitled to exercise with respect to the Collateral shall cease, and all such voting and other consensual rights shall thereupon become vested in the Collateral Agent who shall thereafter have the sole right to exercise such voting and other consensual rights without notice to the Grantor.

8.  RECORDS OF COLLATERAL. The Grantor hereby authorizes the Collateral Agent to keep the official record of all instruments, securities, accounts or other property which may, as a result of reinvestment, substitution, or sale upon or prior to maturity or otherwise, from time to time constitute Collateral. Such records shall be presumed to be true and correct absent manifest error. The Grantor authorizes the Collateral Agent to access all books and records relating to the Pledge Account on a daily basis.

9.  INTENTIONALLY DELETED.

10.  RIGHTS AND REMEDIES OF THE COLLATERAL AGENT. Upon the occurrence of and continuance of an Event of Default, or at any time thereafter, without further notice or demand, the Collateral Agent may declare this Agreement to be in default and thereafter shall have all the rights and remedies of a secured party afforded by the Uniform Commercial Code as then in effect in the State of New York or afforded by other applicable law and shall have the right to set off against the Pledge Account regardless of the adequacy of any other Collateral, and to sell, resell, assign and deliver or otherwise dispose of any or all of the Collateral at a private or public sale for cash or credit or both upon such terms at such place or places, at such time or times and to such entities or other persons as the Collateral Agent thinks expedient all without demand for performance by the Grantor or any notice or advertisement whatsoever except as expressly provided herein or as may otherwise be required by law. Where reasonable notification of the time and place of such sale or other disposition is required by law, such requirement shall be met if the Collateral Agent gives to the Grantor not less than five (5) days notice in writing mailed, postage prepaid, to the last address of the Grantor known to it, of the time and place of any public sale of the Collateral or after which any private sale or intended disposition is to be made, provided, however, that the Collateral Agent may dispose of the Collateral without notice if the Collateral threatens to decline speedily in clause or is of a type customarily sold on a recognized market. The Collateral Agent may cause all or any part of the Collateral held by it to be transferred into its name or the name of its nominee or nominees and, for such purpose, without limitation upon any other rights or remedies available to the Collateral Agent, may give instruction for such effect to any issuer of any of the Collateral or any broker or other financial intermediary or book-entry custodian in possession of any of the Collateral or upon whose books any of the Collateral is then registered. The Collateral Agent may purchase the Collateral at a public sale and if the Collateral is of a type customarily sold in a recognized market or the subject of widely distributed standard price quotations, the Collateral Agent may purchase the Collateral at a private sale. The Grantor acknowledges that some or all of the Collateral which is not traded on a nationally recognized exchange may be sold at a private sale at prices less favorable than those which could be obtained at a public sale and the Collateral Agent shall not be required to wait for completion of any registration of any investment property in order to comply with state securities laws prior to liquidating any Collateral. All commissions and charges relating to sale of any Collateral shall constitute Secured Obligations secured by the Collateral and shall be payable upon demand. After deducting all costs and expenses of collection, storage, custody, sale or other disposition and delivery and all other charges against the Collateral, the residue of the proceeds of any such sale or other disposition shall be applied to the payment of the Secured Obligations in order of preference as the Collateral Agent may determine, with any remaining balance returned to the Grantor.

11.  TERMINATION. This Agreement shall terminate upon the earlier of (i) the termination of the Escrow Agreement and (ii) the payment in full of the Secured Obligations, and the Collateral Agent shall, at the Grantor’s request and expense, (a) return such Collateral to the Grantor in the possession or control of the Collateral Agent as has not theretofore been disposed of pursuant to the provisions hereof, together with any moneys or other property at the time held by the Collateral Agent hereunder, and (b) promptly file a UCC-3 termination statement (if applicable), and execute and deliver to the Grantor or its designees such other documents acknowledging the termination of this Agreement as shall be reasonably requested by Grantor.

12.  WAIVERS. The Grantor waives, to the fullest extent permitted by law, presentment, notice, protest, notice of acceptance of this Agreement, notice of any credit or other financial accommodations extended, extensions granted, Collateral received or delivered, or any other action taken in reliance thereon, all demands and notices in connection with the delivery, acceptance, performance, default or enforcement of any note, or other evidence of indebtedness for which any of the Collateral is pledged, and all other demand and notices of any description, and assents to any extension or postponement of the time of payment or any other such indulgence to any substitution, exchange or release of Collateral and to the addition or release of any person primarily or secondarily liable except as otherwise expressly provided herein or in the Indenture.

13.  NOTICES. Except as otherwise provided herein, notice to or demand upon the Grantor or the Collateral Agent shall be deemed to have been sufficiently given or served for all purposes thereof, if mailed, postage prepaid:

(a)  if to the Grantor:

to its address shown on the records of the Collateral Agent from time to time.

(b)  if to the Collateral Agent:

U.S. Bank National Association 60 Livingston Ave. St. Paul, Minnesota 55107 Attn: Richard Prokosch Facsimile No.: (651) 495-8097 Telephone No.: (651) 495-3918

or to such other address as the party to whom such notice is directed may have designated in writing to the other parties hereto.

14.  WAIVER OF JURY TRIAL. Except as prohibited by law, neither the Grantor nor the Collateral Agent, nor any assignee or successor of the Grantor or the Collateral Agent, shall seek a jury trial in any lawsuit, proceeding, counterclaim or any other litigation procedure based upon or arising out of this Agreement, any note executed in connection herewith, or any other related document or agreement. Neither the Grantor nor the Collateral Agent will seek to consolidate any such action, in which a jury trial has been waived, with any other action in which a jury trial has not been waived. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THE PROVISIONS HEREOF SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

15.  MISCELLANEOUS. No delay or omission on the part of the Collateral Agent in exercising any right or remedy shall operate as a waiver thereof of any other right or remedy. Waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. All of the Collateral Agent’s rights and remedies, whether evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised singularly or concurrently, and nothing herein shall be deemed to limit in any way any rights the Collateral Agent might otherwise have under any other instrument or by law, including, without limiting the generality thereof, the right to negotiate any note or other instrument together with any Collateral specifically described therein. This Agreement and the security interest granted hereby shall terminate as set forth in Section 11 hereof. The invalidity or unenforceability of any one or more phrases, clauses or sections of this Agreement shall not affect the validity or enforceability of the remaining portions of it. If this Agreement is signed by two or more persons, it shall constitute the joint and several obligation of each of such persons.

This instrument shall be governed by the law (other than the conflict of laws rules) of the State of New York. The Grantor hereby consents to the jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for the purpose of any suit, action, or other proceeding arising out of its obligations hereunder.

ACQUICOR TECHNOLOGY INC., as Grantor

By:	/s/ Gilbert F. Amelio
Name: Gilbert F. Amelio
Title: Chairman and Chief Executive Officer

U.S. BANK NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Richard Prokosch
Name: Richard Prokosch
Title: Vice President